Exhibit 5.2

[O’Melveny & Myers LLP Letterhead]

July 2, 2015

Verso Paper Holdings LLC

Verso Paper Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have acted as California counsel to nexTier Solutions Corporation, a California corporation (the “California Guarantor”), in connection with certain matters of California law arising out of the registration under the Securities Act of 1933, as amended, by Verso Paper Holdings LLC, a Delaware limited liability company (the “Company”), and Verso Paper Inc., a Delaware corporation (“Finance Co.” and together with the Company, the “Issuers”) of (i) $180,767,777 aggregate principal amount of Second Priority Adjustable Senior Secured Notes due 2020 (the “Second Lien Exchange Notes”) and (ii) $65,026,237 aggregate principal amount of Adjustable Senior Subordinated Notes due 2020 (“Subordinated Exchange Notes” and together with the Second Lien Exchange Notes, the “Exchange Notes”) and the guarantee (the “Guarantee”) of the Exchange Notes by the California Guarantor and certain other subsidiary guarantors (collectively, the “Subsidiary Guarantors”), under the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) originally filed with the Securities and Exchange Commission on July 2, 2015. The Exchange Notes and the Guarantee are to be offered in exchange for the Issuers’ outstanding (i) $180,767,777 aggregate principal amount of Second Priority Adjustable Senior Secured Notes due 2020 (the “New Second Lien Notes”) and (ii) $65,026,237 aggregate principal amount of Adjustable Senior Subordinated Notes due 2020 (the “New Subordinated Notes” and together with the New Second Lien Notes, the “Notes”) and the guarantee of the Notes by the Subsidiary Guarantors.

In our capacity as California counsel for the California Guarantor, we have examined originals or copies of (i) the Registration Statement, (ii) the Second Priority Adjustable Senior Secured Notes Indenture, dated as of August 1, 2014, by and among the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association (the “Second Priority Adjustable Senior Secured Notes Indenture”), (iii) the Adjustable Senior Subordinated Notes Indenture, dated as of August 1, 2014, by and among the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association (the “Adjustable Senior Subordinated Notes Indenture” and together with the Second Priority Adjustable Senior Secured Notes Indenture, the “Indentures”), and (iv) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The California Guarantor is a corporation validly existing under the laws of the State of California, with corporate power to enter into the Indentures and the Guarantee, and to perform its obligations under the Indentures and the Guarantee; and

2.	The execution, delivery and performance of its obligations under the Indentures and the Guarantee have been duly authorized by all necessary corporate action on the part of the California Guarantor; and the Indentures have been duly executed and delivered by the California Guarantor.

The law governed by this opinion letter is limited to the present California Corporations Code. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP